Exhibit 6.8

EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT

THIS AGREEMENT is made and entered into effective as of January 1st, 2002, by and between Mountain Bank Holding Company (“Company”), Mt. Rainier National Bank, the wholly owned subsidiary bank headquartered in Enumclaw, Washington (“Mt. Rainier National Bank” or “Employer”) and Sterlin E. Franks, an individual residing in the State of Washington (the “Executive”).

RECITALS

WHEREAS, the Executive is an executive officer of the Employer;

WHEREAS, the Employer desires to establish a compensation benefit program as a fringe benefit for executive officers of the Employer in order to attract and retain individuals with extensive and valuable experience in the banking industry;

WHEREAS, the Executive’s experience and knowledge of the affairs of the Employer and the banking industry are extensive and valuable;

WHEREAS, it is deemed to be in the best interests of the Employer to provide the Executive with certain fringe benefits, on the terms and conditions set forth herein, in order to reasonably induce the Executive to remain in the Employer’s employment; and

WHEREAS, the Executive and the Employer wish to specify in writing the terms and conditions upon which this additional compensatory incentive will be provided to the Executive;

NOW, THEREFORE, in consideration of the services to be performed by the Executive in the future, as well as the mutual promises and covenants contained herein, the Executive and the Employer agree as follows:

AGREEMENT

1.    Terms and Definitions.

1.1    Administrator.    The Employer shall be the “Administrator” and, solely for the purposes of ERISA as defined in Paragraph 1.9 below, the “fiduciary” of this Agreement where a fiduciary is required by ERISA.

1.2    Applicable Percentage.    The term “Applicable Percentage” shall mean that percentage which is the greater of (a) the percentage listed on Schedule A attached hereto, which corresponds to the date on which the Executive terminates full time salaried employment with Mt. Rainier National Bank and (as applicable) the Company, or (b) one hundred percent (100%), as stipulated herein for certain described events of termination, including, but not limited to Paragraph 5.4, upon the occurrence of a “Change in Control” as defined in Paragraph 1.3 below, or the Executive’s Disability (as defined in Paragraph 1.5 below).

1.3    Change in Control.    The term “Change in Control” shall mean the occurrence of any two of the following events with respect to the Company: (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule I 4A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over the Company or any stock exchange on which the Company’s shares are listed which requires the reporting of a change in control; (ii) any merger, consolidation or reorganization of the Company in which the Company does not survive; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of the Company or Mt. Rainier Bank having an aggregate fair market value of fifty percent (50%) of the total value of the assets of the Company, reflected in the most recent balance sheet of the Company; (iv) a transaction whereby any “person” (as such term is used in the Exchange Act) or any individual, corporation, partnership, trust or any other entity becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s securities outstanding at the conclusion of such transaction; or (v) any situation where, in any one-year period, individuals who at the beginning of such period constituting the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each new Director is approved by a vote of at least three-quarters (3/4) of the Directors then still in office who were Directors at the beginning of the period. Notwithstanding the foregoing or anything else contained herein to the contrary, there shall not be a “Change in Control” for the purposes of this Agreement if a Stock Ownership Plan, subject to ERISA, sponsored by the Company or Mt. Rainier Bank, for the benefit of employees acquires “control” or is the principal participant in a transaction constituting a “Change in Control,” as described above.

1.4    The Code.    The “Code” shall mean the Internal Revenue Code of 1986, as amended (the “Code”).

1.5    Disability/Disabled.    The term “Disability” or “Disabled” shall have the same meaning given such terms in any policy of disability insurance maintained by the Employer for the benefit of the Executive. If there are multiple such policies, then the policy with definitions most favorable to the Executive shall apply. In the absence of any such policy that extends coverage to the Executive in the event of disability, the terms shall mean bodily injury or disease (mental or physical) which wholly and continuously prevents the performance of duty for at least six months. The “performance of duty” shall mean the Executives performance of substantially the same employment responsibilities, which the Executive was performing immediately prior to Disability.

1.6    Early Retirement Date/Early Retirement Age.    The terms “Early Retirement Date” and “Early Retirement Age” shall mean that Voluntary Termination date which satisfies all of the following conditions (a) through (d): (a) it shall be a date prior to the Normal Retirement Date (as defined hereunder); (b) it shall be a date on or after the Executive attains the age of sixty (60); (c) it shall be a date on or after the Executive’s Applicable Percentage equals one hundred percent (100%); (d) it shall be the date on which the Executive ceases full time salaried employment. Further, if the Executive is not party to a Consulting

Contract, the terms “Early Retirement Date” and “Early Retirement Age” shall mean that date which satisfies the following additional condition (e) it shall be the date identified by the Executive in a written Early Retirement election filed with the Employer at least six months prior to the Executive’s Early Retirement Date and not altered by the Executive at any time after six months prior to the Early Retirement Date elected. For purposes of determining the amount of the initial Executive Benefit, the “Early Retirement Date” and “Early Retirement Age” shall toll and be counted as from the date on which the Executive ceases full time salaried employment, without regard to any service which the Executive might render under a Consulting Contract.

1.7    Effective Date.    The term “Effective Date” shall mean the date identified as such in the opening paragraph of this Agreement.

1.8    Employment.    The term “Employment” shall mean full time salaried employment with the Employer or the provision of services by Executive in connection with the Consulting Contract (as defined hereunder). If the Executive is party to a Consulting Contract, then for purposes of this Agreement, the term “Employment” shall be distinguished from the phrase “full time salaried employment”. The phrase “full time salaried employment” shall refer to the Executive’s period of salaried employment with the Employer, before commencement of the Consulting Contract, which latter form of employment will not pay a salary, but will pay consulting fees.

1.9    ERISA.    The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.10    Executive Benefit.    The term “Executive Benefit” shall mean the annual benefit amounts determined pursuant to Paragraphs 3, 4 or 5 (including sub-paragraphs, as applicable) and in accordance with Schedules A and B, attached hereto, forfeited, reduced or adjusted to the extent: (a) required under the other provisions of this Agreement, including, but not limited to, Paragraphs 5, 6 and 7 hereof, as applicable; (b) required by reason of the lawful order of any regulatory agency or body having jurisdiction over the Employer; or (c) required in order for the Employer to comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g., FICA, FUTA, SDI). The Executive Benefit will be paid in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive is first due an Executive Benefit payment and monthly thereafter until the Executive’s death (Executive Benefit Payments).

1.11    Normal Retirement Date/Normal Retirement.    The terms “Normal Retirement Date and Normal Retirement” shall mean the day which satisfies the following conditions: (a) it shall be a day on or after the Executive attains age sixty-five (65) and; (b) it shall be the day on which the Executive terminates full time salaried employment with the Employer for any reason other than Termination for Cause (as defined herein).

1.12    Plan Year.    The term “Plan Year” shall mean the Employer’s fiscal year.

1.13    Termination for Cause.    The term “Termination for Cause” shall mean termination of Employment of the Executive by reason of any of the following: (i) willful misfeasance or gross negligence in the performance of his duties; or (ii) conduct demonstrably and significantly harmful to the Employer or a financial institution subsidiary; or (iii) conviction of a felony.

1.14    Consulting Contract.    The term “Consulting Contract” shall mean that Consulting Contract (if any) of even Effective Date, by and between Executive and either or both Mt. Rainier National Bank or the Company, which provides for Consulting Contract Fees to be paid with the same frequency and in the same amounts as would have been paid in the form of Executive Benefits, under this Agreement, in the absence of a Consulting Contract.

1.15    Voluntary Termination.    The term “Voluntary Termination” shall mean termination elected by the Executive, but not resulting from of any of the events described in 5.4 that constitute Constructive Termination.

1.16    Retirement.    The term “ Retirement” shall mean either Early Retirement or Normal Retirement, as the case may be, and as defined herein.

2.    Scope, Purpose and Effect.

2.1    Contract of Employment.    Although this Agreement and the Consulting Contract (collectively “Non-qualified Agreements”) are intended to provide the Executive with additional incentive to remain in the employ of the Employer, these Non-qualified Agreements shall not be deemed to constitute contracts of employment between the Executive and the Employer nor shall any provision of these Non-qualified Agreements be applied to restrict or expand the right of the Employer to terminate the Executive’s Employment with or without cause. These Non-qualified Agreements shall have no impact or effect upon any separate written employment agreement which the Executive may have with the Employer, it being the parties’ intention and agreement that unless these Non-qualified Agreements are specifically referenced in such employment agreement, the Non-qualified Agreements (and the Employer’s obligations thereunder) shall stand separate and apart and shall have no effect on or be affected by, the terms and provisions of any employment agreement. Events of termination of Employment shall be characterized, for purposes of interpreting the Non-qualified Agreements, in accord with the definitions herein.

2.2    Fringe Benefit.    The benefits provided by this Agreement are granted by the Employer as a fringe benefit to the Executive and are not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement.

3.    Executive Benefits Payments.    If the Executive is party to a Consulting Contract, then Consulting Contract fees shall stand in lieu of the payments described in Paragraphs 3.1 and 3.2 and Executive Benefit Payments shall commence only upon termination of the Consulting Contract.

3.1    Payments Commence Upon Early Retirement Date.    In the event the Executive elects to retire from full time salaried employment on a date which constitutes an Early Retirement Date as defined in Paragraph 1.6 above, then, subject to Paragraph 6, the Executive shall be entitled to be paid the Executive Benefit, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive retires and continuing until the Executive’s death.

3.2    Payments Commence Upon Normal Retirement Date.    In the event the Executive elects to retire from full time salaried employment on a date which constitutes a Normal Retirement Date as defined in Paragraph 1.11 above, then, subject to Paragraph 6, the Executive shall be entitled to be paid the Executive Benefit, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive retires and continuing until the Executive’s death. If the Executive remains a full time salaried employee of Employer and/or Company from the Effective Date until Executive’s 65th birthday, then Executive’s Applicable Percentage will be advanced to 100% upon Executive’s termination for any reason other than Termination for Cause.

4.    Payments in the Event Disability Occurs Prior to Retirement and Payments in the Event of Death.

4.1    Disability.    In the event the Executive becomes Disabled while actively employed by the Employer at any time after the Effective Date of this Agreement but prior to retirement, subject to Paragraph 6, the Executive shall be entitled to be paid a 100% Applicable Percentage of the Executive Benefit, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive becomes Disabled, payable until the Executive’s death. Provided however, benefits hereunder shall be reduced or eliminated to the extent that such benefits are duplicated by benefits payable under any or all Employer sponsored long-term disability plans.

4.2    Death.    There are no death benefits payable under this Agreement (such benefits are described by a Split Dollar Agreement, if any), nor will Executive Benefit Payments be made after the Executive dies, whether such death occurs before or after termination;

5.    Payments in the Event Executive Terminates Employment Prior to Retirement, or as Otherwise Described.    As indicated in Paragraph 2.1 above, the Employer reserves the right to terminate the Executive’s Employment, with or without Cause but subject to any written employment agreement which may then exist, at any time prior to the Executive’s retirement. In the event that Executive’s Employment terminates, other than by reason of Retirement or Disability, then, for the following events of termination, as applicable, the Executive shall be entitled to the benefits described below which correspond to the circumstances surrounding the Executive’s termination.

5.1    Termination Without Cause.    If the Executive’s Employment is terminated by the Employer without cause, and such termination is not subject to the provisions of Paragraph 5.4 below, the Executive shall be entitled to be paid the Executive Benefit, on the first day of each month, beginning with the month following the month in which the Executive attains sixty (65) years of age, or the earlier effective date elected by the Executive which alternate date satisfies all of the following conditions (a) through (c): (a) it shall be a date prior to the date on which the Executive attains the age of 65; (b) it shall be a date on or after the Executive attains the age of sixty (60); (c) it shall be the date identified by the Executive in a written Early Executive Benefit Commencement Election (Election) filed with the Employer at least one year prior to the commencement of an Executive Benefit pursuant to the Election and not altered by the Executive at any time after one year prior to the Benefit commencement Date elected.

5.2    Voluntary Termination by the Executive.    If the Executive terminates voluntarily before attaining the age of sixty (60), and the Applicable Percentage on the date of termination is one hundred percent (100%), then subject to Paragraph 6, the Executive shall be entitled to be paid the Executive Benefit in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive attains sixty-five (65) years of age, or the earlier effective date elected by the Executive which alternate date satisfies all of the following conditions (a) through (c): (a) it shall be a date prior to the date on which the Executive attains the age of sixty-five (65); (b) it shall be a date on or after the Executive attains the age of sixty (60); (c) it shall be the date identified by the Executive in a written Early Executive Benefit Commencement Election (Election) filed with the Employer at least one year prior to the commencement of an Executive Benefit pursuant to the Election and not altered by the Executive at any time after one year prior to the Benefit commencement Date elected.

If the Executive’s Employment is terminated by voluntary resignation prior to the date specified in Schedule A which corresponds to an Applicable Percentage equal to one hundred percent (100%) and such resignation is not subject to the provisions of Paragraph 5.4 below, the Executive shall forfeit any and all rights and benefits he may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to the Executive by the Employer pursuant to the terms of this Agreement.

5.3    Termination for Cause.    The Executive agrees that if the Employer terminates the Executive’s employment, and such termination is a Termination For Cause, the Executive shall forfeit any and all rights and benefits he may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to the Executive by the Employer pursuant to the terms of this Agreement.

5.4    Termination on Account of or After a Change in Control.    In the event the Executive’s Employment with the Employer is terminated by the Employer, or otherwise terminates as a result of an event of Constructive Termination, in contemplation of, in conjunction with, or by reason of, a “Change in Control” (as defined in Paragraph 1.3 above) then the Executive shall be entitled to be paid, without risk of forfeiture under Paragraph 6, a 100% Applicable Percentage of the Executive Benefit applicable to Termination Without Cause (as defined in Paragraph 5.1 above). Constructive Termination is defined as a voluntary election to resign or forced resignation resulting from Employer actions, in conjunction with, or by reason of a Change in Control, which actions result in any change in the scope of the Executive’s position, responsibilities, duties, salary, benefits, or location of Employment which are adverse and material to the Executive.

6.    Forfeiture in the Event of Breach of Non-Competition Agreement.    If the Executive would otherwise be entitled to an Executive Benefit pursuant to 3.1 or 3.2 or 4 or 5.2 hereof, then that benefit shall be forfeited and no Executive Benefit shall be due the Executive under 3.1, 3.2, 4 or 5.2, respectively, if the Executive enters into Competitive Activity in the

Employer’s Market Area within the three (3) year period beginning on the date of the Executive’s termination of Employment. The term “Competitive Activity” means acting directly or indirectly as an employee, agent, member, director, co-partner or in any other individual or representative capacity on behalf of any FDIC insured financial institution. The term “Employer’s Market Area” is defined as the area within a 60 mile radius from the Executive’s office location at the time immediately prior to the Change in Control of Executive’s final place of Employment with the Employer.

7.    IRS Section 280G Issues.    If all or any portion of the amounts payable to the Executive under this Agreement, either alone or together with other payments which the Executive has the right to receive from the Employer, constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), Executive shall be responsible for the payment of such excise tax and Employer (and its successor) shall be responsible for any loss of deductibility related thereto; provided, however, that Employer and Executive shall cooperate with each other and use all reasonable efforts to minimize to the fullest extent possible the amount of excise tax imposed by Section 4999 of the Code. If, at a later date, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, or otherwise) that the amount of excise taxes payable by the Executive is greater than the amount initially so determined, then the Executive shall pay an amount equal to the sum of such additional excise taxes and any interest, fines and penalties resulting from such underpayment. The determination of the amount of any such excise taxes shall be made by the independent accounting firm employed by the Employer immediately prior to the change in control or such other independent accounting firm or advisor as may be mutually agreeable to Employer and Executive in the exercise of their reasonable good faith judgment.

8.    Right To Determine Funding Methods.    The Employer reserves the right to determine, in its sole and absolute discretion, whether, to what extent and by what method, if any, to provide for the payment of the amounts which may be payable to the Executive, under the terms of this Agreement. In the event that the Employer elects to fund this Agreement, in whole or in part, through the use of life insurance or annuities, or both, the Employer shall determine the ownership and beneficial interests of any such policy of life insurance or annuity. The Employer further reserves the right, in its sole and absolute discretion, to terminate any such policy, and any other device used to fund its obligations under this Agreement, at any time, in whole or in part. Consistent with Paragraph 10 below, the Executive shall have no right, title or interest in or to any funding source or amount utilized by the Employer pursuant to this Agreement, and any such funding source or amount shall not constitute security for the performance of the Employer’s obligations pursuant to this Agreement. In connection with the foregoing, the Executive agrees to execute such documents and undergo such medical examinations or tests which the Employer may request and which may be reasonably necessary to facilitate any funding for this Agreement including, without limitation, the Employer’s acquisition of any policy of insurance or annuity.

9.    Claims Procedure.    The Employer shall, but only to the extent necessary to comply with ERISA, be designated as the named fiduciary under this Agreement and shall have authority to control and manage the operation and administration of this Agreement. Consistent therewith, the Employer shall make all determinations as to the rights to benefits under this Agreement. Any decision by the Employer denying a claim by the Executive for benefits under this Agreement shall be stated in writing and delivered or mailed, via registered or certified mail, to the Executive, the Executive’s spouse or the Executive’s beneficiaries, as the case may be. Such decision shall set forth the specific reasons for the denial of a claim. In addition, the Employer shall provide the Executive, or as applicable, the Executive’s spouse or beneficiaries, with a reasonable opportunity for a full and fair review of the decision denying such claim.

10.    Status as an Unsecured General Creditor.    Except as provided in this paragraph 10, below, Executive agrees that: (i) the Executive shall have no legal or equitable rights, interests or claims in or to any specific property or assets of the Employer as a result of this Agreement; (ii) none of the Employer’s assets shall be held in or under any trust for the exclusive benefit of the Executive or held in any way as security for the fulfillment of the obligations of the Employer under this Agreement; (iii) all of the Employer’s assets shall be and remain the general unpledged and unrestricted assets of the Employer; (iv) the Employer’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Employer to pay money in the future; and (v) the Executive shall be an unsecured general creditor with respect to any benefits which may be payable under the terms of this Agreement.

Notwithstanding this Paragraph 10’s subparagraphs (i) through (v) above, the Employer and the Executive acknowledge and agree that, in the event that Mt. Rainier National Bank or the Company sign a Definitive Agreement calling for a transaction that would result in a Change in Control, upon request of the Executive, or in the Employer’s discretion if the Executive does not so request and the Employer nonetheless deems it appropriate, the Employer shall establish, not later than the effective date of the Change in Control, a Rabbi Trust or multiple Rabbi Trusts (the “Trust” or “Trusts”) upon such terms and conditions as the Employer, in its sole discretion, deems appropriate, in compliance with applicable provisions of the Code, and, pursuant to the Trusts, the Employer shall promptly make contributions and/or transfer assets to the Trusts which facilitate and are appropriate to the discharge of the Trusts’ obligations pursuant to this Agreement. The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Employer to be used exclusively for discharge of the Employer’s obligations pursuant to this Agreement and shall continue to be subject to the claims of the Employer’s general creditors until paid to the Executive in such manner and at such times as specified in this Agreement.

11.    Miscellaneous.

11.1    Opportunity To Consult With Independent Advisors.    The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Executive’s right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Employer shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Employer related to the matters described above in this Paragraph 11.1. The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

11.2    Arbitration of Disputes.    All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Employer in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), located in Enumclaw, Washington. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this paragraph, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties, of the American Arbitration Association (“AAA”) located in Enumclaw, Washington, shall conduct the binding arbitration referred to in this paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to such rules of procedure used or established by JAMS, or if there are none, the rules of procedure used or established by AAA. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of the Washington Code of Civil Procedure. Any arbitration hereunder shall be conducted in Enumclaw, Washington, unless otherwise agreed to by the parties.

11.3    Attorneys’ Fees.    In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, (a) each party shall pay his own attorneys’ arbitration fees incurred pursuant to 11.2 hereof, and (b) if the Executive prevails, he shall be entitled to recover from the other party reasonable expenses, attorneys’ fees and costs incurred in the enforcement or collection of any judgment or award rendered. The term “prevails” applies if the arbitrator(s) or court finds that the Executive is entitled to contested money payments from the other, but does not necessarily imply a judgment rendered in favor of the Executive.

11.4    Notice.    Any notice required or permitted of either the Executive or the Employer under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via

U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Employer:

Mt. Rainier National Bank

Attn: Corporate Secretary

501 Roosevelt Avenue

Enumclaw, WA 98022

If to the Executive:

Sterlin E. Franks

P.O. Box 331

Wilkeson, WA 98396

11.5    Assignment.    The Executive shall have no power or right to transfer, assign, anticipate, hypothecate, modify or otherwise encumber any part or all of the amounts payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be: (i) subject to seizure by any creditor of the Executive, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by the Executive; or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any such attempted assignment or transfer shall be void.

11.6    Binding Effect/Merger or Reorganization.    This Agreement shall be binding upon and inure to the benefit of the Executive and the Employer. Accordingly, the Employer shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Employer under this Agreement.

11.7    Non-waiver.    The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s), or of that party’s right thereafter to enforce each and every term and condition of this Agreement.

11.8    Partial Invalidity.    If any terms, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant or condition invalid, void or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

11.9    Entire Agreement.    This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect thereto. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

11.10    Modifications.    Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party’s authorized representative.

11.11    Paragraph Headings.    The paragraph headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

11.12    No Strict Construction.    The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

11.13    Governing Law.    The laws of the State of Washington, other than those laws denominated choice of law rules, and where applicable, the rules and regulations of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, or any other regulatory agency or governmental authority having jurisdiction over the Employer, shall govern the validity, interpretation, construction and effect of this Agreement.

IN WITNESS WHEREOF, the Employer and the Executive have executed this Agreement on the date first above-written in the City of Enumclaw, Washington.

EMPLOYER: MT. RAINIER NATIONAL BANK

By:

Its:

COMPANY:

By:

Its:

EXECUTIVE:

By:

Its:

SCHEDULE A

CALENDAR YEAR	APPLICABLE PERCENTAGE
January 1, 2002 to December 31, 2002	0%
January 1, 2003 to December 31, 2003	20%
January 1, 2004 to December 31, 2004	40%
January 1, 2005 to December 31, 2005	60%
January 1, 2006 to December 31, 2006	80%
January 1, 2007 and thereafter	100%

Sterlin Franks

SCHEDULE B

EXECUTIVE BENEFIT

The Employer shall pay the Executive Benefit to the Employee pursuant to the Agreement, in the applicable amount, as follows.

If the Executive is not party to a Consulting Contract and has not elected an earlier and smaller Executive Benefit, then the Executive Benefit shall commence on the Normal Retirement Date, in the amount equal to the Applicable Percentage multiplied times sixty five thousand, one hundred and fifty six dollars ($65,156) per year.

If the Executive is not party to a Consulting Contract that is still in effect and elects Retirement on an Early Retirement date or, being eligible for an Executive Benefit, otherwise elects to begin receiving benefits prior to age 65, the Executive Benefit amount stipulated for Normal Retirement Age shall be decreased by the percentage amount calculated as follows: Subtract the Executive’s age at Early Retirement from the Executive’s Normal Retirement Age, and multiply the result by a factor of five percent (5%). See Examples.

If the Executive is party to a Consulting Contract (as defined by the Agreement), then the Executive Benefit shall not be commenced for so long as the Consulting Contract is in effect. Executive Benefit payments shall commence one month following the last effective date of the Consulting Contract and will be in amounts equal to the amounts that would have applied in the absence of a Consulting Contract. (See Examples). The Consulting Contract shall be considered to be in effect for so long as the Executive is eligible to receive Consulting Contract fees at any time, except however that Executive Benefits shall not be delayed unless Consulting Contract fees are being paid in their stead, in amounts and with a frequency at least equal to the Executive Benefit that would have applied in the absence of a Consulting Contract. (See Examples).

The Executive Benefit monthly amount shall be increased at the rate of two and a half percent (2.5%) each year, beginning, except as provided below, on the first anniversary of the first Executive Benefit payment, and annually thereafter for so long as the Executive is entitled to an Executive Benefit. If the Executive receives Consulting Contract fees, then the two and a half (2.5%) annual increase shall be compounded and applied to the benefit amounts called for by this Schedule B as though the Executive Benefit had commenced in the absence of a Consulting Contract. (See Examples).

Schedule B, Example 1:    An Executive with no Consulting Contract, a Normal Retirement Age of 65 and an Applicable Percentage of 100% elects to retire at age 62.

Executive Benefit:    Retirement is elected after age 60, but before Normal Retirement Age of 65, so it qualifies as an eligible Early Retirement. There is no delay in the commencement of the benefit because there is no Consulting Contract. A 15% reduction of the “Normal Retirement Age” benefit will apply because the Executive’s Normal Retirement Age is 65 and the retirement election is at age 62, as follows: (65–62) X 5% = 15% (the benefit reduction equals the difference between Normal Retirement Age and the Early Retirement Age elected by the Executive pursuant to Paragraph 3.1, multiplied times 5%. The Executive Benefit will be subject to a 2.5% increase on the first anniversary of Executive Benefit payments and further 2.5% increases annually thereafter.

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Sterlin Franks

Schedule B, Example 2:    An Executive with a Normal Retirement Age of 65 elects to terminate salaried full time employment at age 65. The Executive is party to a three year Consulting Contract which calls for monthly payments equal to the Executive Benefit monthly amount to which the Executive would have been entitled in the absence of such a Consulting Contract.

Executive Benefit:    The Executive Benefit will not be effective until termination of Consulting Agreement Payments. If the Consulting Agreement is honored for its full three-year term, then Executive Benefit payments will commence One month after the last payment under the Consulting Agreement. The amount of the monthly Executive Payments will start at an amount 2.5% more than the amount of the last of the Consulting Agreement payments, and will be increased by another 2.5% annually thereafter, for so long as the Executive is entitled to receive an Executive Benefit.

Schedule B, Example 3:    Same as Example 2, except that the Consulting Agreement is terminated after 18 months.

Executive Benefit: The Executive Benefit will not be effective until termination of Consulting Agreement Payments. If the Consulting Agreement is terminated early, for any reason, the Executive Benefit will become effective immediately upon such Contract termination and benefit payments will begin one month later. Because the fees under the Consulting Contract matched the Executive Benefit payments that would otherwise have applied, the Executive has already received his/her first 2.5% fee increase (beginning on the first anniversary of the Consulting Contract and continuing for the next 6 months until termination of the Contract). Therefore, the 2.5% Executive Benefit adjustments described in Example 2 will not commence until the seventh Executive Benefit payment, but will be followed by another 2.5% annually thereafter, for so long as the Executive is entitled to receive an Executive Benefit.

Schedule B, Example 4:    Same as Example 2, except that the Executive elects to terminate salaried full time employment at age 62.

Executive Benefit:    To qualify as such, the Consulting Agreement will, by definition, call for payments that are at least equal to those applicable to Early Retirement (as calculated in Example] above). Therefore, the Executive Benefit will not be effective until termination of Consulting Agreement Payments. The Executive Benefit payments will commence one month after the last payment under the Consulting Agreement. If the Consulting Agreement is honored for its full three year term, the amount of the monthly Executive Benefit will initially be an amount 2.5% more than the amount of the last monthly Consulting Agreement fee, and will be increased by another 2.5% annually thereafter, for so long as the Executive is entitled to receive an Executive Benefit. Note that although the Executive does not begin to draw an Executive Benefit until age 65, he/she is not entitled to receive Normal Retirement benefits. The Executive received three years of Consulting Contract payments (starting at age 62, at Early Retirement amounts). For purposes of the Agreement these payments commenced and stood in lieu of Executive Benefit Payments.

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Sterlin Franks

Schedule B, Example 5:    An Executive with a Consulting Contract, a Normal Retirement Age of 65 and an Applicable Percentage of 80% is Terminated Without Cause and elects, without subsequent alteration, on Executive’s 61st birthday to begin receiving benefits at age 62.

Executive Benefit:    The Consulting Contract will have voided upon termination, so we proceed as though there was none. The Executive was terminated Without Cause, so he/she is eligible for benefits. Commencement of benefits is timely elected to begin after age 60, but before Normal Retirement Age of 65, so it qualifies as an eligible Early Retirement/Early Election. There is no delay in the commencement of the benefit because there is no Consulting Contract. The same 15% reduction of the “Normal Retirement Age” benefit as was illustrated in Example 1 will apply, except that the amount calculated will be further reduced by multiplying the product by the Applicable Percentage of 80%. (A total of 28% reduction) The Executive Benefit will be subject to a 2.5% increase on the first anniversary of Executive Benefit payments and further 2.5% increases annually thereafter.

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Steve Moergeli

SCHEDULE B

EXECUTIVE BENEFIT

The Employer shall pay the Executive Benefit to the Employee pursuant to the Agreement, in the applicable amount, as follows.

If the Executive is not party to a Consulting Contract and has not elected an earlier and smaller Executive Benefit, then the Executive Benefit shall commence on the Normal Retirement Date, in the amount equal to the Applicable Percentage multiplied times one hundred and seventeen thousand, eight hundred and six dollars ($117,806) per year.

If the Executive is not party to a Consulting Contract that is still in effect and elects Retirement on an Early Retirement date or, being eligible for an Executive Benefit, otherwise elects to begin receiving benefits prior to age sixty-two (62), the Executive Benefit amount stipulated for Normal Retirement Age shall be decreased by the percentage amount calculated as follows: Subtract the Executive’s age at Early Retirement from the Executive’s Normal Retirement Age, and multiply the result by a factor of five percent (5%). See Examples.

If the Executive is party to a Consulting Contract (as defined by the Agreement), then the Executive Benefit shall not be commenced for so long as the Consulting Contract is in effect. Executive Benefit payments shall commence one month following the last effective date of the Consulting Contract and will be in amounts equal to the amounts that would have applied in the absence of a Consulting Contract. (See Examples). The Consulting Contract shall be considered to be in effect for so long as the Executive is eligible to receive Consulting Contract fees at any time, except however that Executive Benefits shall not be delayed unless Consulting Contract fees are being paid in their stead, in amounts and with a frequency at least equal to the Executive Benefit that would have applied in the absence of a Consulting Contract. (See Examples).

The Executive Benefit monthly amount shall be increased at the rate of two and a half percent (2.5%) each year, beginning, except as provided below, on the first anniversary of the first Executive Benefit payment, and annually thereafter for so long as the Executive is entitled to an Executive Benefit. If the Executive receives Consulting Contract fees, then the 2.5% annual increase shall be compounded and applied to the benefit amounts called for by this Schedule B as though the Executive Benefit had commenced in the absence of a Consulting Contract. (See Examples).

Schedule B, Example 1:    An Executive with no Consulting Contract, a Normal Retirement Age of sixty-two (62) and an Applicable Percentage of 100% elects to retire at age sixty (60).

Executive Benefit:    Retirement is elected after age 55, but before Normal Retirement Age of 62, so it qualifies as an eligible Early Retirement. There is no delay in the commencement of the benefit because there is no Consulting Contract. A 10% reduction of the “Normal Retirement Age” benefit will apply because the Executive’s Normal Retirement Age is 62 and the retirement election is at age 60, as follows: (62–60) X 5% = 10% (the benefit reduction equals the difference between Normal Retirement Age and the Early Retirement Age elected by the Executive pursuant to Paragraph 3.1, multiplied

Steve Moergeli

times 5%. The Executive Benefit will be subject to a 2.5% increase on the first anniversary of Executive Benefit payments and further 2.5% increases annually thereafter.

Schedule B, Example 2:    An Executive with a Normal Retirement Age of 62 elects to terminate salaried full time employment at age 62. The Executive is party to a three year Consulting Contract which calls for monthly payments equal to the Executive Benefit monthly amount to which the Executive would have been entitled in the absence of such a Consulting Contract.

Executive Benefit:    The Executive Benefit will not be effective until termination of Consulting Agreement Payments. If the Consulting Agreement is honored for its full three-year term, then Executive Benefit payments will commence one month after the last payment under the Consulting Agreement. The amount of the monthly Executive Payments will start at an amount 2.5% more than the amount of the last of the Consulting Agreement payments, and will be increased by another 2.5% annually thereafter, for so long as the Executive is entitled to receive an Executive Benefit.

Schedule B, Example 3:    Same as Example 2, except that the Consulting Agreement is terminated after 18 months.

Executive Benefit:    The Executive Benefit will not be effective until termination of Consulting Agreement Payments. If the Consulting Agreement is terminated early, for any reason, the Executive Benefit will become effective immediately upon such Contract termination and benefit payments will begin one month later. Because the fees under the Consulting Contract matched the Executive Benefit payments that would otherwise have applied, the Executive has already received his/her first 2.5% fee increase (beginning on the first anniversary of the Consulting Contract and continuing for the next 6 months until termination of the Contract). Therefore, the 2.5% Executive Benefit adjustments described in Example 2 will not commence until the seventh Executive Benefit payment, but will be followed by another 2.5% annually thereafter, for so long as the Executive is entitled to receive an Executive Benefit.

Schedule B, Example 4:    Same as Example 2, except that the Executive elects to terminate salaried full time employment at age 60.

Executive Benefit:    To qualify as such, the Consulting Agreement will, by definition, call for payments that are at least equal to those applicable to Early Retirement (as calculated in Example 1 above). Therefore, the Executive Benefit will not be effective until termination of Consulting Agreement Payments. The Executive Benefit payments will commence one month after the last payment under the Consulting Agreement. If the Consulting Agreement is honored for its full three year term, the amount of the monthly Executive Benefit will initially be an amount 2.5% more than the amount of the last monthly Consulting Agreement fee, and will be increased by another 2.5% annually thereafter, for so long as the Executive is entitled to receive an Executive Benefit. Note that although the Executive does not begin to draw an Executive Benefit until age 63, he/she is not entitled to receive Normal Retirement benefits. The Executive received

Steve Moergeli

three years of Consulting Contract payments (starting at age 60, at Early Retirement amounts). For purposes of the Agreement these payments commenced and stood in lieu of Executive Benefit Payments.

Schedule B, Example 5:    An Executive with a Consulting Contract, a Normal Retirement Age of 62 and an Applicable Percentage of 80% is Terminated Without Cause and elects, without subsequent alteration, on Executive’s 59th birthday to begin receiving benefits at age 60.

Executive Benefit:    The Consulting Contract will have voided upon termination, so we proceed as though there was none. The Executive was terminated Without Cause, so he/she is eligible for benefits. Commencement of benefits is timely elected to begin after age 55, but before Normal Retirement Age of 62, so it qualifies as an eligible Early Retirement/Early Election. There is no delay in the commencement of the benefit because there is no Consulting Contract. The same 10% reduction of the “Normal Retirement Age” benefit as was illustrated in Example] will apply, except that the amount calculated will be further reduced by multiplying the product by the Applicable Percentage of 80%. (A total of 28% reduction) The Executive Benefit will be subject to a 2.5% increase on the first anniversary of Executive Benefit payments and further 2.5% increases annually thereafter.

Sheila Brumley

SCHEDULE B

EXECUTIVE BENEFIT

The Employer shall pay the Executive Benefit to the Employee pursuant to the Agreement, in the applicable amount, as follows.

If the Executive is not party to a Consulting Contract and has not elected an earlier and smaller Executive Benefit, then the Executive Benefit shall commence on the Normal Retirement Date, in the amount equal to the Applicable Percentage multiplied times eighty-eight thousand, six hundred and two dollars ($88,602) per year.

If the Executive is not party to a Consulting Contract that is still in effect and elects Retirement on an Early Retirement date or, being eligible for an Executive Benefit, otherwise elects to begin receiving benefits prior to age sixty-two (62), the Executive Benefit amount stipulated for Normal Retirement Age shall be decreased by the percentage amount calculated as follows: Subtract the Executive’s age at Early Retirement from the Executive’s Normal Retirement Age, and multiply the result by a factor of five percent (5%). See Examples.

If the Executive is party to a Consulting Contract (as defined by the Agreement), then the Executive Benefit shall not be commenced for so long as the Consulting Contract is in effect. Executive Benefit payments shall commence one month following the last effective date of the Consulting Contract and will be in amounts equal to the amounts that would have applied in the absence of a Consulting Contract. (See Examples). The Consulting Contract shall be considered to be in effect for so long as the Executive is eligible to receive Consulting Contract fees at any time, except however that Executive Benefits shall not be delayed unless Consulting Contract fees are being paid in their stead, in amounts and with a frequency at least equal to the Executive Benefit that would have applied in the absence of a Consulting Contract. (See Examples).

The Executive Benefit monthly amount shall be increased at the rate of two and a half percent (2.5%) each year, beginning, except as provided below, on the first anniversary of the first Executive Benefit payment, and annually thereafter for so long as the Executive is entitled to an Executive Benefit. If the Executive receives Consulting Contract fees, then the 2.5% annual increase shall be compounded and applied to the benefit amounts called for by this Schedule B as though the Executive Benefit had commenced in the absence of a Consulting Contract. (See Examples).

Schedule B, Example 1:    An Executive with no Consulting Contract, a Normal Retirement Age of sixty-two (62) and an Applicable Percentage of 100% elects to retire at age sixty (60).

Executive Benefit:    Retirement is elected after age 55, but before Normal Retirement Age of 62, so it qualifies as an eligible Early Retirement. There is no delay in the commencement of the benefit because there is no Consulting Contract. A 10% reduction of the “Normal Retirement Age” benefit will apply because the Executive’s Normal Retirement Age is 62 and the retirement election is at age 60, as follows: (62–60) X 5% = 10% (the benefit reduction equals the difference between Normal Retirement Age and the Early Retirement Age elected by the Executive pursuant to Paragraph 3.1, multiplied

Sheila Brumley

times 5%. The Executive Benefit will be subject to a 2.5% increase on the first anniversary of Executive Benefit payments and further 2.5% increases annually thereafter.

Schedule B, Example 2:    An Executive with a Normal Retirement Age of 62 elects to terminate salaried full time employment at age 62. The Executive is party to a three year Consulting Contract which calls for monthly payments equal to the Executive Benefit monthly amount to which the Executive would have been entitled in the absence of such a Consulting Contract.

Executive Benefit:    The Executive Benefit will not be effective until termination of Consulting Agreement Payments. If the Consulting Agreement is honored for its full three-year term, then Executive Benefit payments will commence one month after the last payment under the Consulting Agreement. The amount of the monthly Executive Payments will start at an amount 2.5% more than the amount of the last of the Consulting Agreement payments, and will be increased by another 2.5% annually thereafter, for so long as the Executive is entitled to receive an Executive Benefit.

Schedule B, Example 3:    Same as Example 2, except that the Consulting Agreement is terminated after 18 months.

Executive Benefit:    The Executive Benefit will not be effective until termination of Consulting Agreement Payments. If the Consulting Agreement is terminated early, for any reason, the Executive Benefit will become effective immediately upon such Contract termination and benefit payments will begin one month later. Because the fees under the Consulting Contract matched the Executive Benefit payments that would otherwise have applied, the Executive has already received his/her first 2.5% fee increase (beginning on the first anniversary of the Consulting Contract and continuing for the next 6 months until termination of the Contract). Therefore, the 2.5% Executive Benefit adjustments described in Example 2 will not commence until the seventh Executive Benefit payment, but will be followed by another 2.5% annually thereafter, for so long as the Executive is entitled to receive an Executive Benefit.

Schedule B, Example 4:    Same as Example 2, except that the Executive elects to terminate salaried full time employment at age 60.

Executive Benefit:    To qualify as such, the Consulting Agreement will, by definition, call for payments that are at least equal to those applicable to Early Retirement (as calculated in Example 1 above). Therefore, the Executive Benefit will not be effective until termination of Consulting Agreement Payments. The Executive Benefit payments will commence one month after the last payment under the Consulting Agreement. If the Consulting Agreement is honored for its full three year term, the amount of the monthly Executive Benefit will initially be an amount 2.5% more than the amount of the last monthly Consulting Agreement fee, and will be increased by another 2.5% annually thereafter, for so long as the Executive is entitled to receive an Executive Benefit. Note that although the Executive does not begin to draw an Executive Benefit until age 63, he/she is not entitled to receive Normal Retirement benefits. The Executive received

Sheila Brumley

three years of Consulting Contract payments (starting at age 60, at Early Retirement amounts). For purposes of the Agreement these payments commenced and stood in lieu of Executive Benefit Payments.

Schedule B, Example 5:    An Executive with a Consulting Contract, a Normal Retirement Age of 62 and an Applicable Percentage of 80% is Terminated Without Cause and elects, without subsequent alteration, on Executive’s 59th birthday to begin receiving benefits at age 60.

Executive Benefit:    The Consulting Contract will have voided upon termination, so we proceed as though there was none. The Executive was terminated Without Cause, so he/she is eligible for benefits. Commencement of benefits is timely elected to begin after age 55, but before Normal Retirement Age of 62, so it qualifies as an eligible Early Retirement/Early Election. There is no delay in the commencement of the benefit because there is no Consulting Contract. The same 10% reduction of the “Normal Retirement Age” benefit as was illustrated in Example 1 will apply, except that the amount calculated will be further reduced by multiplying the product by the Applicable Percentage of 80%. (A total of 28% reduction) The Executive Benefit will be subject to a 2.5% increase on the first anniversary of Executive Benefit payments and further 2.5% increases annually thereafter.